Exhibit 4.1c

                         Certificate of Amendment
                                   to the
                    Restated Certificate of Incorporation
                                     of
                          Executive Telecard, Ltd.


          Executive Telecard, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of Executive Telecard, Ltd., held on May 14, 1996, a resolution was duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment are as follows:

          RESOLVED, that the Board of Directors declares it advisable and recommends that the Restated Certificate of Incorporation of the Corporation be amended by striking out all of Article IV of the Restated Certificate of Incorporation of the Corporation and inserting in place thereof:

          "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, with a par value of $0.001 and 5,000,000 shares of Preferred Stock with a par value of $.0001 per share."

          The Board of Directors is hereby authorized to divide the Preferred Stock into one or more series of stock and to fix and determine the relative rights and preferences of the various series, including but not limited to: the rate of dividend, if any; whether dividends will be cumulative or non-cumulative; whether preferred stockholders will participate in dividends declared on Common Stock, if any; whether Preferred Stock may be redeemed and the terms of any such redemption; the amount payable upon shares in the event of voluntary or involuntary liquidation; the terms on which Preferred Stock may be converted to Common Stock, if any; and the voting rights, if any, of holders of Preferred Stock."

          SECOND: That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the stockholders of said Corporation was duly called upon notice in accordance with Section 222 of the Delaware General Corporation Law and held on July 26, 1996, adjourned to August 9, and re-adjourned to August 29, 1996, at which re-adjourned Meeting the stockholders of the Corporation duly approved said proposed amendments by majority vote.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said Executive Telecard, Ltd. has caused this Certificate to be signed by Robert N. Schuck, its Executive Vice President, and John J. Gitlin, its Secretary, this 11th day of September, 1996.


                                        By:/s/ Robert N. Schuck
                                             Robert N. Schuck

                                        Its: Executive Vice President



                                        Attest:/s/ John J. Gitlin
                                             John J. Gitlin

                                        Its: Secretary